Exhibit 99.1

925 W Georgia St, Suite 910 Vancouver, British Columbia V6C 3L2 (604) 424-0984 www.gatossilver.com

GATOS SILVER FILES FINANCIAL RESULTS FOR FIRST QUARTER OF 2023 AND

ANNOUNCES INVESTOR CONFERENCE CALL

Vancouver, BC — June 27, 2023 — Gatos Silver, Inc. (NYSE/TSX: GATO) (“Gatos Silver” or the “Company”) today filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 on both the EDGAR and SEDAR systems and it is posted on the Company’s website at https://gatossilver.com. The Company will host an investor and analyst call on June 28, 2023, details of which are provided below.

The Company has a 70% interest in the Los Gatos Joint Venture (“LGJV”), which in turn owns the Cerro Los Gatos (“CLG”) mine in Mexico. Production for the first quarter of 2023 was disclosed on April 12, 2023. The Company’s reporting currency is US dollars.

As a result of this filing, Gatos Silver is now current with its U.S. and Canadian securities regulatory filing requirements for its financial statements. The Company will therefore request the Ontario Securities Commission to revoke the related Management Cease Trade Orders.

Dale Andres, CEO of Gatos Silver, said: “CLG delivered strong free cash flow in the first quarter of 2023 helped by stable cost of sales and lower sustaining capital expenditures compared to a year ago. We continue to maintain our current annual production and cost guidance for the full year. The LGJV is focused on mine life extension in 2023 with six active surface drill rigs on the South-East Deeps zone and three underground drill rigs operating in the NW and Central zones. We are on track to provide an updated mineral resource and reserve estimate in the third quarter of this year, including a new life of mine plan.”

LGJV Q1 2023 results compared to Q1 2022 (100% basis):

•	Revenue of $69.9 million, down 20% from $87.6 million

•	Cost of sales of $26.0 million, up 4% from $25.1 million

•	Cash flow from operations of $40.0 million, down 5% from $42.1 million (1)

•	Net income of $12.7 million, down 51% from $26.1 million

•	EBITDA of $39.6 million, down 30% from $56.5 million (2)

•	Free cash flow of $28.7 million, up 25% from $22.9 million (2)

•	By-product cash cost of $2.66 per payable ounce of silver, up from ($0.19) (2)

•	By-product all-in sustaining costs (“AISC”) of $6.11 per ounce of payable silver, down 22% from $7.88 (2)

(1) Previously disclosed cash flow from operations for Q1 2023 at $44.5 million. Reduction due to reclassification from investing activities with no change in overall cash flow for the period.

(2) These measures are non-GAAP measures. See “Non-GAAP Financial Performance Measures” below for additional information.

In Q1 2023, Gatos Silver’s net income was $0.8 million or $0.01 per share compared with net income of $1.1 million or $0.02 per share in Q1 2022. The decline is attributable to lower equity income from the LGJV primarily driven by negative provisional pricing adjustments at quarter end at the LGJV.

2023 Guidance Unchanged

Gatos Silver is not changing its 2023 guidance even though silver production was higher in the first quarter of 2023 than the annual guidance run rate. Based on current mine plan sequencing at CLG, the Company expects the quarterly production run rate for silver to be lower and zinc and lead to be slightly higher for the remainder of the year.

The Company continues to expect sustaining capital expenditures at CLG of $45 million in 2023 ($8 million spent in Q1 2023). As a result, quarterly by-product cash costs and by-product AISC are expected to be higher for the remainder of the year compared to the first quarter. The Company expects ongoing cost reduction initiatives to help offset impacts from current lower by-product prices compared to the first quarter.

In addition, exploration and resource definition drilling expenditures are expected to be $13 million in 2023, with South-East Deeps resource drilling being capitalized as a development expenditure associated with future mine life extension.

Financial Results Webcast and Conference Call

Investors and analysts are invited to attend the financial results webcast and conference call as follows:

Date: Wednesday, June 28, 2023

Time:  9:00 a.m. ET

Listen-Only Webcast: https://events.q4inc.com/attendee/235220837

Direct Event Registration Link (for Analysts only): https://conferencingportals.com/event/EHovVyOG

An archive of the webcast will be available at https://gatossilver.com within 24 hours.

About Gatos Silver

Gatos Silver is a silver dominant exploration, development and production company that discovered a new silver and zinc-rich mineral district in southern Chihuahua State, Mexico. As a 70% owner of the Los Gatos Joint Venture, the Company is primarily focused on operating the Cerro Los Gatos mine and on growth and development of the Los Gatos district. The LGJV consists of approximately 103,000 hectares of mineral rights, representing a highly prospective and under-explored district with numerous silver-zinc-lead epithermal mineralized zones identified as priority targets.

Qualified Person

Scientific and technical disclosure in this press release was approved by Anthony (Tony) Scott, P.Geo., Senior Vice President of Corporate Development and Technical Services of Gatos Silver who is a “Qualified Person” as defined in S-K 1300 and NI 43-101.

Non-GAAP Financial Performance Measures

The Company uses certain measures that are not defined by GAAP to evaluate various aspects of our business. These non-GAAP financial measures are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP.

Cash Costs and All-In Sustaining Costs

Cash costs and AISC (defined above) are non-GAAP measures. AISC was calculated based on guidance provided by the World Gold Council (“WGC”). WGC is not a regulatory industry organization and does not have the authority to develop accounting standards for disclosure requirements. Other mining companies may calculate AISC differently as a result of differences in underlying accounting principles and policies applied, as well as definitional differences of sustaining versus expansionary (i.e., non-sustaining) capital expenditures based upon each company’s internal policies. Current GAAP measures used in the mining industry, such as cost of sales, do not capture all of the expenditures incurred to discover, develop and sustain production. Therefore, the Company believes that cash costs and AISC are non-GAAP measures that provide additional information to management, investors and analysts that aid in the understanding of the economics of the Company’s operations and performance compared to other producers and provides investors visibility by better defining the total costs associated with production.

Cash costs include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, treatment and refining costs, general and administrative costs, royalties and mining production taxes. AISC includes total production cash costs incurred at the LGJV’s mining operations plus sustaining capital expenditures. The Company believes this measure represents the total sustainable costs of producing silver from current operations and provides additional information of the LGJV’s operational performance and ability to generate cash flows. As the measure seeks to reflect the full cost of silver production from current operations, new project and expansionary capital at current operations are not included. Certain cash expenditures such as new project spending, tax payments, dividends, and financing costs are not included.

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EBITDA

Management uses EBITDA to evaluate the Company’s operating performance, to plan and forecast its operations, and assess leverage levels and liquidity measures. The Company believes the use of EBITDA reflects the underlying operating performance of our core mining business and allows investors and analysts to compare results of the Company to similar results of other mining companies. EBITDA do not represent, and should not be considered an alternative to, net income or cash flow from operations as determined under GAAP.

Free Cash Flow

Management uses Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations. Free Cash Flow is Cash Provided By (Used In) Operating Activities less Cash flow from Investing Activities as presented on the Consolidated Statements of Cash Flows. The Company believes Free Cash Flow is also useful as one of the bases for comparing the Company’s performance with its competitors. Although Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.

Reconciliation of GAAP to non-GAAP measures

The table below presents a reconciliation between the most comparable GAAP measure of the LGJV’s expenses to the non-GAAP measures of (i) cash costs, (ii) cash costs, net of by-product credits, (iii) co-product all-in sustaining costs and (iv) by-product all-in sustaining costs for our operations.

CLG 100% Basis	Three Months Ended
	March 31,
Amounts in thousands unless otherwise stated	2023	2022
Cost of sales	$25,988	$25,088
Royalties	418	1,494
Exploration	463	2,121
General and administrative	3,936	2,820
Depreciation, depletion and amortization	20,819	16,342
Expenses	$51,624	$47,865
Depreciation, depletion and amortization	(20,819)	(16,342)
Exploration[1]	(463)	(2,121)
Treatment and refining costs[2]	4,155	4,964
Cash costs	34,497	34,366
Sustaining capital[3]	7,642	17,773
All-in sustaining costs	42,139	52,139
By-product credits[4]	(28,587)	(34,791)
All-in sustaining costs, net of by-product credits	$13,552	$17,348
Cash costs, net of by-product costs	5,910	(425)

Payable ounces of silver equivalent[5]	3,294	3,661
Co-product cash cost per ounce of payable silver equivalent	$10.47	$9.39
Co-product all-in sustaining cost per ounce of payable silver equivalent	$12.79	$14.24

Payable ounces of silver	2,219	2,202
By-product cash cost per ounce of payable silver	$2.66	$(0.19)
By-product all-in sustaining cost per ounce of payable silver	$6.11	$7.88

1 Exploration costs are not related to current mining operations.

2 Represent reductions on customer invoices and included in Revenue of the LGJV combined statement of income (loss).

3 Sustaining capital excludes capitalized exploration costs related to resource development drilling of the South- East Deeps zone.

4 By-product credits reflect realized metal prices of zinc, lead and gold for the applicable period, which includes any final settlement adjustments from prior periods.

5 Silver equivalents utilize the average realized prices during the three months ended March 31, 2023 of $26.61/oz silver, $1.43/lb zinc, $1.05/lb lead and $1,787/oz gold and average realized prices during the three months ended March 31, 2022 of $23.85/oz silver, $2.11/lb zinc, $1.01/lb lead and $1,832/oz gold.

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The table below reconciles EBITDA, a non-GAAP financial measure, to the Net Income of the LGJV.

	Three Months Ended	Three Months Ended
(in thousands)	March 31, 2023	March 31, 2022
Net Income	$ 12,701	$ 26,079
Interest expense	126	91
Income tax expense	5,957	13,988
Depreciation, depletion and amortization	20,819	16,342
EBITDA	$ 39,603	$ 56,500

The following table sets forth a reconciliation of Free Cash Flow, a non-GAAP financial measure, to Cash Flow Provided By Operations for the LGJV.

	Three Months Ended	Three Months Ended
(in thousands)	March 31, 2023	March 31, 2022
Cash flow provided by operations	$ 40,044	$ 42,054
Cash flow used in investing activities	(11,366)	(19,166)
Free cash flow	$ 28,678	$ 22,888

Forward-Looking Statements

This press release contains statements that constitute “forward looking information” and “forward-looking statements” within the meaning of U.S. and Canadian securities laws. All statements other than statements of historical facts contained in this press release, including statements regarding timing of an updated mineral resource and reserve report and life of mine plan, drilling in CLG mine zones and potential resource delineation and expansion, mine life extension, exploration in the Los Gatos district, production and cost guidance for 2023, and ongoing cost reduction initiatives at the CLG mine are forward-looking statements. Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements, and such other risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission and Canadian securities commissions. Gatos Silver expressly disclaims any obligation or undertaking to update the forward-looking statements contained in this press release to reflect any change in its expectations or any change in events, conditions, or circumstances on which such statements are based unless required to do so by applicable law. No assurance can be given that such future results will be achieved. Forward-looking statements speak only as of the date of this press release.

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Investors and Media Contact

André van Niekerk
Chief Financial Officer

investors@gatossilver.com
(604) 424-0984

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